Exhibit 4.4

ADCARE HEALTH SYSTEMS, INC.

NON-STATUTORY STOCK OPTION AGREEMENT
UNDER THE
2011 STOCK INCENTIVE PLAN

No. 001

AdCare Health Systems, Inc. (the “Company”) hereby grants, effective this        day of                       , (the “Effective Date”) to                                                  (the “Optionee”) an option (the “Option”) to purchase        shares (the “Option Shares”) of its common stock, without par value (the “Common Stock”), at a price of                                                Dollars ($          ) per share (the “Exercise Price”) pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”) and on the following terms and condition (capitalized terms not otherwise defined herein shall have the meanings given them in the Plan):

1.                                       RELATIONSHIP TO THE PLAN.  The Option described in this Stock Option Agreement (this “Agreement”) is granted pursuant to the Plan (which Plan is incorporated herein by reference), and is in all respects subject to the terms, provisions and definitions of the Plan and any amendments thereto.  The Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and conditions thereof.  The Optionee accepts this Option subject to all the terms and provisions of the Plan and this Agreement.  The Optionee further agrees that all decisions and interpretations made by the Board or the Committee, as established under the Plan, and as from time to time constituted, shall be final, binding, and conclusive upon the Optionee and his or her heirs.  This Option shall be treated as a Non-Statutory Stock Option (“NSO”) under the Plan.

2.                                       EXERCISE SCHEDULE.  This Option shall be exercisable in accordance with the Exercise Schedule set forth on Exhibit A, subject to any termination, acceleration or change in such Exercise Schedule set forth in this Agreement apart from Exhibit A.

3.                                       METHODS OF EXERCISE.  This Option shall be exercisable by delivery to the Company of written notice of exercise in the form adopted by the Board which specifies the number of Option Shares to be purchased and the election of the method of payment therefor, which shall be one of the methods of payment specified in paragraph 11(c) of the Plan and, if other than payment in full in cash, shall be subject to the consent of the Board.  Upon receipt of payment for the Option Shares to be purchased pursuant to this Option or, if applicable, the Option Shares to be delivered pursuant to the election of an alternative payment method, the Company will deliver or cause to be delivered to the Optionee, to any other person exercising this Option, or to a Broker if the method of payment specified in clause (iv) of subparagraph 11(c) of the Plan is elected, a certificate or certificates for the number of Option Shares with respect to which this Option is being exercised, registered in the name of the Optionee or other person exercising the Option (in either event, the “Purchaser”), or if appropriate, in the name of such Broker; provided, however, that if any law or regulation or order of the Securities and Exchange Commission (the “SEC”) or other body having jurisdiction in the premises shall require the Company or the Purchaser to take any action in connection with the Option Shares then being purchased, the delivery of the certificate or certificates for such Option Shares may be delayed for the period necessary to take and complete such action.

4.                                       ACQUISITION FOR INVESTMENT.  This Option is granted on the condition that the acquisition of the Option Shares hereunder shall be for the account of the Purchaser for investment purposes and not with a view to resale or distribution, except that such condition shall be inoperative if the Option Shares are registered under the 1933 Act or if in the opinion of counsel for the Company such Shares may be resold without registration.  At the time of any exercise of this Option, the Purchaser will, in each case, acquire the Option Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and upon such exercise of this Option in whole or in part, the Purchaser shall furnish to the Company a written statement to such effect, including any other representations to be made by the Purchaser in accordance with Section 18 of the Plan.

5.                                       DISPOSITION OF OPTION SHARES.  The Optionee or any other person who may exercise this Option will notify the Company within 10 days of any sale or other transfer of any Option Shares.  If any class of equity securities of the Company is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and the Optionee or any other person who may exercise this Option is subject to Section 16 of that Act by virtue of such Optionee’s or person’s relationship to the Company, the Optionee or other person exercising this Option agrees not to sell or otherwise dispose of any Option Shares unless at least six (6) months have elapsed from the Effective Date.

6.                                       WITHHOLDING TAXES.  The Company shall have the right to require Purchasers to remit to the Company, by deduction from salary, wages or otherwise, an amount sufficient to satisfy federal, state and local withholding tax requirements, or to deduct from all payments under this Agreement, including Tax Offset Payments (as defined in the Plan), amounts sufficient to satisfy all withholding tax requirements.  The Board may, in its discretion, permit a Purchaser to satisfy his or her tax-withholding obligation by (a) surrendering shares owned by the Purchaser or (b) having the Company withhold from shares otherwise deliverable to the Purchaser.  Shares surrendered or otherwise withheld shall be valued at their Fair Market Value (as defined in the Plan) as of the date on which income is required to be recognized for income tax purposes.

7.                           TERMINATION OF EMPLOYMENT.

(a)                                              Upon termination of an Optionee’s employment with the Company (or each member of the Company Group as the case may be), other than (i) termination of employment by reason of death or Disability (as defined in the Plan), or (ii) termination of employment for Cause (as defined in the Plan), the Optionee will have 30 days after the date of termination (but not later than the expiration date of this Agreement) to exercise this Option to the extent the same were exercisable on the date of termination; provided, however, if such termination is a result of the Optionee’s retirement with the consent of the Company, this Option shall then be exercisable to the extent of 100% of the Option Shares subject thereto.  The Board will determine in each case whether a termination of employment is a retirement with the consent of the Company and, subject to applicable law, whether a leave of absence is a termination of employment.  The Board may cancel this Option during the 30-day period after termination of employment referred to in this Section 7(a) if the Optionee engages in employment or activities contrary, in the opinion of the Board, to the best interests of the Company or any Parent or Subsidiary of the Company.

(b)                                             Upon termination of employment by reason of death or Disability, the Optionee or the Optionee’s personal representative, or the person or persons to whom his or her rights under this Option pass by will or the laws of descent or distribution, will have one year after the date of such termination (but not later than the expiration date of this Agreement) to exercise this Option to the extent the same were exercisable on the date of termination; provided, however, that the Board, in its sole discretion, may permit the exercise of all or any portion of this Option not otherwise exercisable.

(c)                                              Upon termination of employment for Cause, this Option will terminate effective on the date of termination of employment.

8.                           NON TRANSFERABILITY OF OPTION.  This Option will not be transferable by the Optionee otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee or by the Optionee’s guardian or legal representative.

9.                                       STOCK SPLITS; MERGERS; REORGANIZATIONS; CHANGE IN CONTROL.

(a)                                  If a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation or other change in the Company’s capitalization occurs, the Board will proportionately adjust or substitute the aggregate number of Option Shares and the Exercise Price of the Option Shares to reflect the same.  The Board will make such other adjustments to the provisions of this Agreement as may be appropriate and equitable which adjustments may provide for the elimination of fractional Shares.

(b)                                 In the event of a change of the Company’s Common Stock, no par value, resulting from a merger or similar reorganization as to which the Company is the surviving corporation, or a merger or similar reorganization involving only a change in the state of incorporation or an internal reorganization not involving a Change in Control (as defined in the Plan) the number and kind of Option Shares then subject to the Option granted hereunder and the price per Share thereof will be appropriately adjusted in such manner as the Board may deem equitable to prevent dilution or enlargement of the rights available or granted hereunder.

(c)                                  Except as otherwise determined by the Board, a merger or a similar reorganization which the Company does not survive (other than a merger or similar reorganization involving only a change in the state of incorporation or an internal reorganization not involving a Change in Control), or a sale of all or substantially all of the assets of the Company, will cause this Option to terminate, to the extent not then exercised, unless any surviving entity agrees to assume the obligations hereunder on terms reasonably acceptable to the Board; provided, however, that, in the case of such a merger or similar reorganization , or such a sale of all or substantially all of the assets of the Company, if there is no such assumption, the Board, in its sole discretion, may provide that some or all of the unexercised portion of this Option will be immediately exercisable and vested as of such date prior to such merger, similar reorganization or sale of assets as the Board determines.  If the Board makes this Option fully exercisable under this Section 9(c), the Board will notify the Optionee that the Option will be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

(d)                                 If a Change in Control occurs, this Option will become immediately exercisable to the extent of 100% of the Option Shares subject thereto notwithstanding any contrary waiting or vesting periods specified in this Agreement.

10.                                 RESTRICTIVE LEGENDS.  In the event the Optionee is permitted to exercise this Option and the Company has not registered the Option Shares, the certificates representing the Option Shares shall be endorsed with a restrictive legend that shall read substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR THE HOLDER OF SUCH SHARES ESTABLISHES TO THE SATISFACTION OF THE COMPANY THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE TRANSFER OF SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF THE COMPANY’S 2011 STOCK INCENTIVE PLAN, AS AMENDED.  A COPY OF SUCH PLAN IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

11.                     GENERAL.  This Agreement shall be construed as a contract under the laws of the State of Ohio without reference to Ohio’s choice of law rules.  It may be executed in several counterparts, all of which shall constitute one Agreement.  This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and any modification to this Agreement must be in a writing signed by both parties.  This Agreement is and shall be subject in every respect to the provisions of the Plan, as amended from time to time, which is incorporated herein by reference and made a part hereof.  The Optionee hereby accepts this Agreement subject to the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail; and (b) all decisions under and interpretations of the Plan by the Committee or the Board shall be final, binding and conclusive upon the Optionee and said Optionee’s heirs and legal representatives.

IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the date first above written.

ADCARE HEALTH SYSTEMS, INC.

By:

Print Name:

Title:

Acknowledged and accepted:

Optionee

EXHIBIT A

NON-STATUTORY STOCK OPTION AGREEMENT
UNDER THE
2011 STOCK INCENTIVE PLAN

1.	Date of Grant:

2.	Holder:

3.	Number of Shares:

4.	Option Price per Share:	per share

5.	Vesting Schedule:	% of the Number of Shares on each of the first, second, anniversaries from the Date of Grant

6.	Exercise Schedule:

7.	Expiration Date: